NEWS RELEASE

Agrium Announces Successful $900 million Substantial Issuer Bid

Intends to Double Dividend to $2 per share per year

October 22, 2012 – ALL AMOUNTS ARE STATED IN Cdn$ UNLESS OTHERWISE INDICATED

CALGARY, ALBERTA – (October 22, 2012) – Agrium Inc. (“Agrium” or the “Corporation”) (TSX and NYSE: AGU) announced today the preliminary results of its substantial issuer bid to repurchase up to Cdn$900,000,000 of its Shares (the “Offer”). Agrium will take up and pay for approximately 8.72 million common shares (“Shares”) at a price of Cdn$103.00 per Share (the “Purchase Price”) under the offer. The Shares purchased represent approximately six percent of the Shares currently outstanding (undiluted). After giving effect to the repurchase, Agrium will have approximately 149 million Shares issued and outstanding.

The purchase price paid per share is expected to be $103.00, a one percent discount to the closing price on the Toronto Stock Exchange of $103.95 on October 19, 2012, the date the bid expired, and a 1.5 percent premium to the volume-weighted average price during the tender period of $101.47.

“The strong shareholder response and resulting successful completion of this significant share repurchase program demonstrates Agrium’s continued commitment to delivering superior shareholder returns. The Substantial Issuer Bid provided a means to return the excess capital from the agreement to sell the minority interest in the Medicine Hat nitrogen facility in a prompt and attractive manner, particularly for those shareholders with a preference for near-term liquidity. Meanwhile, all of our shareholders will continue to enjoy the benefits of our increased dividend and growth in the business,” said Mike Wilson, Agrium President and CEO.

Agrium’s Board has also announced its intention to double Agrium’s dividend to U.S.$2.00 per share on an annualized basis and move to a quarterly payment schedule (U.S. $0.50 per quarter), as of the next scheduled dividend in January, 2013.

“This is the third significant increase to our dividend since December of last year. The increased dividend and $900 million substantial issuer bid are an indication of our confidence that our integrated business model will continue to deliver strong results for the benefit of shareholders. Agrium is committed to continuing to deliver value-added growth across the value chain and we remain confident we can achieve our future growth objectives while also continuing to grow our dividend over time,” said Mr. Wilson.

Agrium authorized the Cdn$900 million substantial issuer bid on August 2, 2012 in conjunction with Agrium’s agreement for Glencore International plc to sell Viterra Inc.’s minority position in a nitrogen facility located in Medicine Hat, Alberta to CF Industries Holdings, Inc., on Agrium’s behalf, for Cdn$915-million, subject to closing adjustments. Agrium had agreed to purchase the minority position from Glencore following its acquisition of Viterra. The Medicine Hat nitrogen sales transaction is expected to leave Agrium with surplus capital when completed and is expected to enhance the attractiveness of Agrium’s prior agreement to acquire the majority of Viterra’s agri-retail business.

Agrium has been one of the best performing stocks in North America. The company’s share price in U.S. dollars has increased 56 percent year-to-date and by 87 percent over the past three years on the NYSE, versus 14 percent and 31 percent respectively for the S&P 500.

Morgan Stanley Canada Limited and Morgan Stanley & Co. LLC acted as dealer managers in connection with the Offer in Canada and the United States, respectively, and as financial advisor to Agrium.

Shareholders had the opportunity to tender shares until 5:00 p.m. Eastern Time on October 19, 2012, by electing an auction tender at a price of their choice between $95.00 and $107.00 per Share or, alternatively, by electing a purchase price tender at which they could sell their Shares at the purchase price determined by the Corporation.

Under the terms of the Offer, approximately 21.08 million shares were validly tendered to the Offer and not withdrawn. Since the Offer was oversubscribed, shareholders who made auction tenders at or below the $103.00 Purchase Price and shareholders who made purchase price tenders will have the number of Shares purchased pro rated following the final results of the Offer. Agrium expects that such tendering shareholders will have approximately 87.9 percent of their tendered Shares purchased by Agrium under the Offer.

The number of Shares to be Purchased, the pro-ration factor and the price per Share under the Offer are preliminary. Final results will be determined subject to confirmation by the depository of the proper delivery of the Shares validly tendered and not withdrawn. Upon take up and payment of the Shares repurchased, Agrium will release the final results, including the final pro-ration factor.

Ownership of the Shares not purchased by the Corporation under the Offer will not be affected by the transaction.

The full details of the Offer are described in the offer to purchase and issuer bid circular dated September 12, 2012, as well as the related letter of transmittal and notice of guaranteed delivery, copies of which were filed and are available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Payment and settlement will be effected to registered shareholders by Canadian Stock Transfer Company Inc. (as Administration Agent for CIBC Mellon Trust Company) in accordance with settlement procedures commencing on or about October 25, 2012. Any Shares not purchased, including Shares tendered at prices higher than the Purchase Price or invalidly deposited (unless otherwise accepted for purchase under the Offer), will be returned to shareholders.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to grow across the value chain through acquisition, incremental expansion of its existing operations and through the development, commercialization and marketing of new products and international opportunities. Our strategy places particular emphasis on growth opportunities that both increase and stabilize our earnings profile in the continuing transformation of Agrium.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (together, “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements. These forward-looking statements include, among others, statements with respect to our expectations regarding the actual number of Shares to be taken up and paid for in connection with the Offer, the final price per Share to be paid, the number of shares outstanding after the bid, the timing of payment and settlement, the expected increase in Agrium’s dividend and intention to increase Agrium’s dividend over time, the growth and stability of our earnings and the consummation of our acquisition of Viterra’s agri-retail business and the Medicine Hat transaction. The intention to increase the Corporation’s dividend in the future and ultimate decision to do so is subject to Corporate requirements being met as well as business and market fundamentals remaining positive. Such forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond our control, as well as various assumptions and business sensitivities, including those risk factors referred to in the MD&A section of the Corporation’s most recent Annual Report to Shareholders as well as those risk factors described in the Corporation’s most recent Annual Information Form, which may cause actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable Canadian securities legislation or applicable U.S. federal securities law.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor/Corporate Relations

(403) 225-7357

Todd Coakwell, Manager, Investor Relations

(403) 225-7437

Mark Thompson, Analyst, Investor Relations

(403) 225-7761